Exhibit 8.1

WHOLLY- OWNED SUBSIDIARIES OF ELBIT VISION SYSTEMS LTD.
(as of March 29, 2016)

Name of Subsidiary 1. Elbit Vision Systems US, Inc.	Jurisdiction of Incorporation Delaware, USA
2. Panoptes Ltd.	Israel